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FOR IMMEDIATE RELEASE

CONTACTS:

George Migausky	Jonathan Fassberg (investors)	Paul Caminiti or Andrew Cole (media)
BioVeris Corporation	The Trout Group	Citigate Sard Verbinnen
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BIOVERIS COMPLETES AGREEMENTS WITH UNIVERSITY OF MASSACHUSETTS AT AMHERST

Secures Exclusive Rights to Unique Chlamydia Vaccine Candidate Targeting Potential Billion Dollar Market Opportunity

GAITHERSBURG, MD, May 25, 2005 - BioVeris Corporation (NASDAQ: BIOV) announced today that it has entered into an option agreement with the University of Massachusetts at Amherst (UMA) for exclusive patent rights to a unique vaccine candidate for Chlamydia, the most frequently reported infectious disease in the United States. Under the agreement with UMA, the Company acquired a first option for exclusive rights to commercialize products for possible use in the prevention, diagnosis and treatment of all chlamydial infections, including the disease, chlamydia, caused by the bacterium, Chlamydia trachomatis.

The Company and UMA also entered into a separate Sponsored Research Agreement under which the Company will sponsor up to $600,000 of research at UMA through 2006 aimed at developing a vaccine candidate. If the Company exercises its option for exclusive rights to commercialize products, it will pay a license issue fee, as well as milestones fees for initiating and completing human clinical trials and securing regulatory approvals, and royalties on product sales.

Dr. Lloyd H. Semprevivo will lead an alliance of scientists at UMA, including Drs. Elizabeth Stuart and Wilmore Webley in the continuing effort to develop a vaccine for Chlamydia. The vaccine under investigation utilizes a pan-genus antigen that should be effective in preventing infections caused by most or all species of Chlamydia. Dr. Semprevivo said “My colleagues and I are extremely pleased to have the opportunity to collaborate with the premier group of vaccinologists at BioVeris.”

“We continually seek partnerships with leading universities and research institutions when we believe their research has significant potential commercialization opportunities in either diagnostics or vaccinology,” said Dr. Richard Massey, President and Chief Operating Officer of BioVeris. “UMA has made significant progress in their research of a vaccine candidate for

Chlamydia. We look forward to supporting their continued efforts on the vaccine candidate, and to potentially commercializing products that would meet the needs of this market.”

Chlamydia is a sexually transmitted disease caused by Chlamydia trachomatis. According to the Centers for Disease Control and Prevention, Chlamydia is the most frequently reported infectious disease in the U.S., with estimates of nearly 3 million cases annually, resulting in a total healthcare cost, estimated by the Institute of Medicine, of more than $2 billion.

Although antibiotic therapy is available, chlamydia is a “silent” disease, showing no symptoms in three quarters of infected women and half of infected men. If left untreated in women, 40% of the infections will cause pelvic inflammatory disease with permanent damage, resulting in chronic pain, infertility and potentially fatal ectopic pregnancy. Infected pregnant women may transmit the infection to the eyes and respiratory tracts of their newborn, resulting in pneumonia and conjunctivitis. It has been estimated that by age 30, half of all sexually active women have been infected. Screening is recommended annually for all sexually active women under 26 years of age, as well as older women with certain risk factors and all pregnant women.

There is no vaccine currently available to protect against Chlamydia. The UMA vaccine technology would be expected to cover all chlamydial infections, including those caused by Chlamydia psittaci, which often results in pneumonia and endocarditis in humans, and Chlamydia pneumoniae, which is responsible for some pneumonia, bronchitis, pharyngitis, laryngitis, and sinusitis. In addition, C. pneumoniae infections have been implicated by some investigators to be associated with atherosclerotic vascular disease, Alzheimer’s disease, asthma, and reactive arthritis. The future market for worldwide sales of Chlamydia vaccines has been estimated by industry analysts to exceed $1 billion annually.

BioVeris Corporation is a global integrated health care company developing proprietary technologies in diagnostics and vaccinology. The Company is dedicated to the commercialization of innovative products and services for healthcare providers, their patients and their communities. BioVeris is headquartered in Gaithersburg, Maryland. More information about the Company can be found at www.bioveris.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that relate to future events or BioVeris’ future performance. All statements in this press release that are not historical facts, including any statements about the agreement with UMA, the Company’s option for exclusive rights, market size and growth, and the utility or effectiveness of Chlamydia vaccines are hereby identified as “forward-looking statements.” The words “may,” “should,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions have been used to identify certain of the forward-looking statements. In this press release, BioVeris has based these forward-looking statements on management’s current expectations, estimates and projections and they are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including changes in general economic, business and industry conditions. The foregoing sets forth some, but not all, of the factors that could impact upon BioVeris’ ability to achieve results described in any forward-

looking statements. A more complete description of the risks applicable to BioVeris is provided in the Company’s filings with the Securities and Exchange Commission (SEC) available at the SEC’s web site at www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that is not possible to predict or identify all risk factors and that neither this list nor the factors identified in BioVeris’ SEC filings should be considered a complete statement of all potential risks and uncertainties. BioVeris has no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

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